Exhibit 4.1

OCCAM NETWORKS, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

December 19, 2002

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TABLE OF CONTENTS
(continued)

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EXHIBITS

A	Schedule of Investors

B	Form of Certificate of Designation

C	Schedule of Exceptions

D	Form of Investor Rights Agreement

E	Form of Voting Agreement

F	Form of First Amendment to Note and Warrant Purchase Agreement

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OCCAM NETWORKS, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

This Series A Preferred Stock Purchase Agreement (this ”Agreement”) is made as of December 19, 2002, by and among Occam Networks, Inc., a Delaware corporation (the ”Company”), and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on the Schedule of Investors attached as Exhibit A.

SECTION 1

Authorization and Sale of Series A Preferred Stock

1.1    Authorization.  The Company will, prior to the Initial Closing (as defined below), authorize the sale and issuance of up to 2,000,000 shares (the “Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred”), having the rights, privileges, preferences and restrictions set forth in the Certificate of Designation of Series A Preferred Stock of the Company, in substantially the form attached as Exhibit B (the “Certificate of Designation”).

1.2    Sale and Issuance of Shares.  Subject to the terms and conditions of this Agreement, each of the Investors severally, and not jointly, agrees to purchase, and the Company severally agrees to sell and issue to each Investor, the number of Shares set forth in the column designated “Number of Series A Shares” opposite such Investor’s name on Exhibit A, at a purchase price of $7.50 per share. The Company’s agreement with each Investor is a separate agreement, and the sale of the Shares to each Investor is a separate sale.

SECTION 2

Closing Dates; Delivery

2.1    Closing.

(a)    The purchase, sale and issuance of the Shares shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”). The initial Closing (the “Initial Closing”) shall take place on December 18, 2002, or such other date as the Company and the Investors participating in such Initial Closing shall agree, and the subsequent Closing(s) shall take place on such date(s), as shall be approved by the Company and the Investors participating in such subsequent Closing(s) (each such closing date is referred to in this Agreement as a “Closing Date”).

(b)    At any time and from time to time during the ninety (90) day period immediately following the Initial Closing (the “Additional Closing Period”), the Company may sell and issue up to the balance of the authorized shares of Series A Preferred to such persons in subsequent Closings as may be approved by the Company and such persons shall, upon execution and delivery of the relevant signature pages, become “Investors” under the Investor’s Rights Agreement to be entered into by and among the Company and the Investors in substantially the form attached as Exhibit D (the “Rights Agreement”), in each case without having to obtain the signature, consent or permission of any of the previous Investors. All such sales and issuances shall be made on the terms and conditions set forth in this Agreement.

(c)    The Company and any Investors purchasing Series A Preferred at each subsequent Closing will execute counterpart signature pages to this Agreement, and such Investors will, upon delivery to the Company of such signature pages, become parties to, and bound by, this Agreement. Immediately after each subsequent Closing, Exhibit A will be amended to list the Investors purchasing shares of Series A Preferred hereunder and the number of shares of Series A Preferred purchased by each Investor under this Agreement at each such subsequent Closing. The Company will furnish to each Investor copies of the amendments to Exhibit A referred to in the preceding sentence. The Investors in each subsequent Closing will also execute and deliver, and become parties to and bound by the Rights Agreement.

(d)    Any shares of Series A Preferred sold and issued at subsequent Closing(s) shall be deemed to be “Shares” for all purposes under this Agreement, and any purchasers thereof shall be deemed to be “Investors” for all purposes under this Agreement.

(e)    Each Closing shall be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, at 2:00 p.m. local time, on each Closing Date, or at such other time and place upon which the Company and the Investors participating in such Closing shall agree.

2.2    Delivery.  At each Closing, the Company will deliver to each Investor in such Closing a certificate registered in such Investor’s name representing the number of Shares that such Investor is purchasing in such Closing against payment of the purchase price therefor as set forth in the column designated “Purchase Price” opposite such Investor’s name on Exhibit A, by (a) check payable to the Company, (b) wire transfer in accordance with the Company’s instructions, or (c) any combination of the foregoing.

SECTION 3

Representations and Warranties of the Company

Except as set forth on the Schedule of Exceptions attached as Exhibit C (the “Schedule of Exceptions”) delivered to the Investors in connection with this Agreement, the Company represents and warrants to the Investors as of the date of this Agreement as follows:

3.1    Organization and Standing.  The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Company’s business as now conducted or proposed to be conducted, assets (including intangible assets), capitalization, operations, financial condition or results of operations (a “Material Adverse Effect”). Section 3.1 of the Schedule of Exceptions sets forth all subsidiaries of the Company. Each of the Company’s subsidiaries is duly organized and existing under the laws of its jurisdiction of organization and, where applicable, is in good standing under such laws.

3.2    Corporate Power.  The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement and the Rights Agreement and will have, upon the filing of the Certificate of Designation (which will take place prior to the Initial Closing), all requisite legal and corporate power to sell and issue the Shares issuable pursuant to this Agreement and to carry and perform its obligations under the terms of this Agreement and the Rights Agreement (collectively, the “Agreements”). Notwithstanding the foregoing, each of the Investors understands and agrees that the Company does not currently have a sufficient number of authorized shares of Common Stock to permit the conversion of the Shares into Common Stock pursuant to the Certificate of Designation.

3.3    Capitalization.

(a)    As of the date hereof, the authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, of which 140,859,236 shares are issued and outstanding as of the date of this Agreement, and 5,000,000 shares of Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. Upon filing of the Certificate of Designation, 2,000,000 of the authorized shares of Preferred Stock will have been designated as Series A Preferred Stock.

(b)    The Company has presently reserved 40,990,161 shares of its Common Stock for issuance to employees, consultants, or directors under the following equity incentive Plans: the 2000 Stock Incentive Plan, 2000 Employee Stock Purchase Plan, the 1997 Stock Option / Stock Issuance Plan, and the 1999 Stock Plan, each as amended to date (collectively, the “Stock Plans”). Options are currently outstanding under the Stock Plans to acquire 34,166,844 shares of the Company’s Common Stock. The Company has outstanding warrants to acquire 3,533,235 shares of the Company’s Common Stock. Except as set forth in this Agreement (including the Schedule of Exceptions), no options, warrants, subscriptions, or purchase rights of any nature (including any conversion or preemptive rights) to acquire from the Company shares of its capital stock or other securities are authorized, issued, or outstanding, nor is the Company obligated under its charter documents or under any agreement by which the Company is bound to issue shares of its capital stock or other securities except as contemplated by this Agreement. Apart from the exceptions noted herein or in the Schedule of Exceptions, and except for rights of first refusal held by the Company to purchase, at the applicable original purchase price, shares of its stock issued under the Stock Plans or shares of its stock issued to employees or consultants, no shares of the Company’s outstanding capital stock, or issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor of the Company or any other person), pursuant to any agreement or commitment of the Company. All outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable.

3.4     Authorization.

(a)    All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of the Agreements by the Company, the authorization, sale, issuance and delivery of the Shares and the Common Stock issuable upon conversion of the Shares, and the performance of all of the Company’s obligations under the Agreements has been taken, other than (i) the filing of the Certificate of Designation, which will be effected prior to the Initial Closing and (ii) obtaining stockholder approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock by an amount sufficient to permit conversion of the Shares in accordance with the Certificate of Designation (such approval being referred to herein as the “Stockholder Approval” and such amendment being referred to herein as the “Certificate of Amendment”) Subject to the foregoing, the Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

(b)    The Shares, when issued in compliance with the provisions of this Agreement, the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”), and the Certificate of Designation, (i) will be validly issued, fully paid, and nonassessable, (ii) will have the rights, preferences, and privileges described in the Restated Certificate and the Certificate of Designation, and (iii) will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Investors and provided that the Shares (and the Common Stock issuable upon conversion thereof) will be subject to restrictions on transfer under applicable state and/or federal securities laws. Upon the obtaining of Stockholder Approval and the filing of the Certificate of Amendment, the Common Stock issuable upon conversion of the Shares will have been duly and validly authorized and reserved and such Common Stock, when issued in compliance with the Restated Certificate and the Certificate of Designation, will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances, other than liens or encumbrances created by the holder thereof, of which, to the Company’s knowledge, there are none, and provided that such shares of Common Stock will be subject to restrictions on transfer under applicable state and/or federal securities laws.

3.5    Reports with the Securities and Exchange Commission.  Since December 31, 2001, the Company has timely filed all reports, materials and definitive proxy statements required to be filed by it with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Exchange Act; and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.6    Financial Statements.  The consolidated financial statements of the Company contained in the SEC Documents (the “Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC subject to normal, recurring year-end audit adjustments; and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its subsidiaries for the periods covered thereby. The Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements, except for those that may have been incurred after the date of the Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively.

3.7    No Material Adverse Change.  Since May 14, 2002, the Company has conducted its business in the ordinary course, consistent with past practice, and there has not occurred (i) any material adverse change in the business, financial condition, or result of operations of the Company or any of its subsidiaries or (ii) any damage to, destruction or loss of any assets of the Company or any of its subsidiaries (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the Company is not profitable and does not generate positive cash-flows from operations, has continued to use cash to fund its operations since May 14, 2002, and expects to continue to use cash to fund its operations through the Initial Closing Date and thereafter. There has been no material change in the Company’s accounting policies except as described in the SEC Documents.

3.8    Compliance with Other Instruments.  The Company is not in violation of any term of its Restated Certificate or Bylaws, each as amended to date, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree to which it is party or by which it is bound. Neither the Company nor any of its subsidiaries is in violation of any applicable federal or state statute, rule or regulation, where such violation would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of and compliance with the Agreements, and the issuance of the Shares, will not result in any violation of, or conflict with, or constitute a default under (i) the Restated Certificate or Bylaws or (ii) any agreements to which the Company or any of its subsidiaries is a party or any applicable statute, rule, regulation, order, or restriction of any federal or state governmental entity or agency thereof, where such violation, conflict or default could have a Material Adverse Effect, nor (iii) result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect.

3.9    Governmental Consent.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements, or the offer, sale or issuance of the Shares and the Common Stock issuable upon conversion of the Shares, or the consummation of any other transaction contemplated by this Agreement, except (i) filing of the Certificate of Designation with the office of the Secretary of State of the State of Delaware; (ii) compliance with any applicable filing requirements of the Exchange Act; (iii) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Shares and the Common Stock issuable upon conversion of the Shares, under applicable U.S. federal and state securities laws; (iv) the obtaining of Stockholder Approval and the filing of the Certificate of Amendment; and (v) other filings, notifications, and consents that are immaterial to the consummation of the transactions contemplated hereby.

3.10    Litigation.  Except as disclosed in the SEC Documents, there is no action, suit, or proceeding of any nature pending or, to the Company’s knowledge, threatened, which would reasonably be expected to have a Material Adverse Effect.

3.11    Offering.  Subject to the accuracy of the Investors’ representations and warranties in Section 4, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement and the issuance of the Common Stock to be issued upon conversion of the Shares and the filing of the amendment to the Restated Certificate as specified in Section 5.2 hereof, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act, from the qualification requirements of the California Corporate Securities Law of 1968, as amended, and from the registration and qualification requirements of all other applicable states.

3.12    Brokers or Finders.  The Company has not engaged any brokers, finders or agents, and the Investors have not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreements.

3.13    Registration Rights; Voting Agreements.  Except as provided in the Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities nor is the Company obligated to register or qualify any such securities under any state securities or blue sky laws. Except as provided in the Voting Agreement, neither the Company, nor, to the Company’s knowledge, any stockholder of the Company is party to any agreement relating to the voting of the Company’s stock.

3.14    Status of Proprietary Assets; No Breach.  The Company has full title and ownership of, or is duly licensed under or otherwise authorized to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, confidential and proprietary information and proprietary rights (all of the foregoing collectively hereinafter referred to as the “Proprietary Assets”), necessary to enable it to carry on its business as now conducted without any conflict with or infringement upon the rights of others. To the Company’s knowledge, no third party has any ownership right, title, interest, claim in or lien on any of the Company’s Proprietary Assets and the Company has taken all steps reasonably necessary to preserve its legal rights in, and the secrecy of, all its Proprietary Assets, except those for which disclosure is required for legitimate business or legal reasons. The Company has not breached, nor does the Company have any knowledge of any claim or threat that the Company has breached, any material term or condition of (i) any material agreement of the Company, or (ii) any other agreement, contract, lease, license, instrument or commitment that, individually or in the aggregate, would have a Material Adverse Effect.

3.15    Environmental Matters.  The Company knows of no violation or violations by the Company, its employees or agents of any environmental or safety statute, law or regulation that in the aggregate would have a Material Adverse Effect and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No action, proceeding, permit revocation, writ, injunction or claim is pending or, to the Company’s knowledge, threatened concerning the Company’s facilities and the Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose any material environmental liability upon the Company. As of the Closing, no Hazardous Material (as defined below) is present on any Company facility and, to the Company’s knowledge, no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on a Company facility. There are no underground storage tanks, asbestos or PCBs present on any Company facility. For the purposes of this section, the term “Hazardous Material” shall mean any material or substance that is prohibited or regulated by any environmental law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

3.16    No Prior Transactions.  Neither the Company nor any of its officers, directors or subsidiaries (nor to the Company’s knowledge any of the affiliates or any investment banker, attorney or other advisor or representative retained by the Company or its subsidiaries) have during the 30 day period prior to execution and delivery of this Agreement, directly or indirectly, purchased, sold, offered to purchase or sell, contracted to purchase or sell (including, without limitation, any short sale), granted any option to purchase (other than options granted to employees, directors or consultants under the Stock Plans in the ordinary course of the Company’s business) or option to sell, pledged, loaned, or otherwise acquired or disposed of any securities of the Company, or encouraged any other person to do any of the foregoing.

SECTION 4

Representations and Warranties of the Investors

Each Investor severally represents and warrants to the Company with respect to the purchase of the Shares and the underlying Common Stock as follows:

4.1    Investment Intent.  The Investor understands that the Shares, and the underlying Common Stock, have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein or otherwise made pursuant hereto. The Investor is acquiring the Shares, and the Common Stock to be issued upon conversion of the Shares, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.

4.2    Speculative Nature of Investment.  The Investor acknowledges that its investment in the Company is highly speculative and entails a substantial degree of risk and the Investor is in a position to lose the entire amount of such investment, and the Investor has full cognizance of and understands all of the risks related to such Investor’s purchase of the Shares, including, but not limited to, those risk factors set forth in the Company’s SEC Documents. The Investor understands (i) that the Company’s Common Stock is traded on the over-the-counter bulletin board and not on any established securities exchange or dealer quotation system and (ii) that a sizeable liquid market does not exist for any of the Company’s security.

4.3    Access to Data.  Each Investor has requested, received, reviewed and considered all information such Investor deems relevant in making an informed decision to purchase the Shares. Each Investor has had an opportunity to discuss the Company’s business, management and financial affairs with its management and also had an opportunity to ask questions of officers of the Company that were answered to such Investor’s satisfaction. Each Investor understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects but were not a thorough or exhaustive description.

4.4    Accredited Investor and Investment Experience.  The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission. The Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

4.5    Residency.  The residency of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on Exhibit A.

4.6    Restriction on Resales.  Subject to the Company’s obligations under the Rights Agreement, the Investor acknowledges that the Shares, and the underlying Common Stock, must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Investor understands that there is no assurance that any exemption from registration under the Securities Act will be available for any such resale or, that even if available, that such exemption will allow Investor to dispose of or otherwise transfer any or all of the Shares, or the underlying Common Stock under the circumstances, in the amounts or at the times the Investor might propose.

4.7    Rule 144.  The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sales being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations. The Investor acknowledges and understands that notwithstanding any obligation under the Rights Agreement, the Company may not be satisfying the current public information requirement of Rule 144 at the time the Investor wishes to sell the Shares or the underlying Common Stock, and that, in such event, the Investor may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied. The Investor acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares or the underlying Common Stock. The Investor understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

4.8    Authorization.

(a)    The Investor has all requisite power and authority to execute and deliver the Agreements, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of the Agreements. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Agreements, and the performance of all of the Investor’s obligations under the Agreements, has been taken or will be taken prior to the Closing.

(b)    The Agreements, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms.

(c)    No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of the Agreements or the performance of the Investor’s obligations hereunder or thereunder.

4.9    Brokers or Finders.  The Investor has not engaged any brokers, finders or agents, and neither the Company nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreements.

4.10    Investor Counsel.  The Investor acknowledges that it has had the opportunity to review the Agreements, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Agreements with its own legal counsel. Each Investor is relying solely on such counsel and not on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by the Agreements.

4.11    Tax Advisors.  The Investor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements. With respect to such matters, the Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements.

4.12    Legends.  Such Investor understands and agrees that the certificates evidencing the Shares or any Common Stock issuable upon conversion thereof, or any other securities issued in respect of the Shares or any Common Stock issuable upon conversion thereof upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the legends required by the Rights Agreement, including legends relating to restrictions on transfer under federal and state securities laws and legends required under applicable state securities laws.

4.13    No Prior Transactions.  Such Investor has not, during the 30 day period prior to execution and delivery of this Agreement, purchased or sold, directly or indirectly, any securities of the Company and has not otherwise engaged in any transaction in the Company’s securities. Without limiting the foregoing, the Investor has not, directly or indirectly, purchased, sold, offered to purchase or sell, contracted to purchase or sell (including, without limitation, any short sale), granted any option to purchase or sell, pledged, loaned, or otherwise acquired or disposed of any securities of the Company, or encouraged any other person to do any of the foregoing.

SECTION 5

Covenants of the Parties

5.1    Agreement to Cancel and Tender Warrants.  Each Investor who is a “Participating Investor” (as such term is defined in the First Amendment to the Note and Warrant Purchase Agreement referenced in Section 5.4 hereof) agrees that concurrent with such Investor’s investment in connection with a Closing under this Agreement, all warrants issued to such investor under the “Note and Warrant Purchase Agreement” (as defined in Section 5.4 hereof) shall be cancelled. Each such investor further agrees that at the Closing, such Investor shall tender all such warrants to the Company for cancellation (or shall provide the Company with a declaration that such warrants were lost, stolen or destroyed and an agreement reasonably satisfactory to the Company to indemnify it from any loss incurred by it in connection with such warrants).

5.2    Approval of the Certificate of Amendment.  The Company agrees to use its commercially reasonable efforts to take such actions as may be necessary in compliance with applicable laws, including the Exchange Act, to obtain the Stockholder Approval on or before June 1, 2003. The Company agrees to promptly file the Certificate of Amendment after obtaining such approval.

5.3    Announcement of Transaction.  The Company agrees to use its commercially reasonable efforts to file a Current Report on Form 8-K with the SEC announcing the transactions contemplated by this Agreement before the end of the next filing date after the Initial Closing.

5.4    Satisfaction.  The Company acknowledges and agrees that upon the Initial Closing, those Investors who are “Participating Investors” under that certain Note and Warrant Purchase Agreement dated November 9, 2001 by and among Occam Networks (California), Inc. and certain investors identified therein (the “Note and Warrant Purchase Agreement”) as amended by the First Amendment to the Note and Warrant Purchase Agreement of even date herewith and entered into by and among the Company, Occam Networks (California), Inc. and a majority of such parties necessary to amend the Note and Warrant Purchase Agreement (the “Amendment”), shall be deemed to have satisfied their obligations under the Note and Warrant Purchase Agreement, as amended, and such Investors shall have no further obligations to purchase notes from, make loans to, or guarantee loans or take any other action on behalf of the Company pursuant thereto; provided, however, such Investors’ obligations to enter into the Other Commitment under Section 1(c) thereto (but not its obligation to provide the principal amount of the Original Commitment under Section 1(c) thereto) shall be reinstated in the event that any “Participating Investor” rescinds, revokes or otherwise seeks any return of such “Participating Investors” investment under this Agreement, provided further, that, in such event the Company has issued replacement warrants for the Cancelled Warrants (as defined in the Amendment).

SECTION 6

Conditions to Investors’ Obligations to Close

An Investor’s obligation to purchase the Shares at a Closing is subject to the fulfillment on or before the Closing of each of the following conditions, unless waived by the applicable Investor purchasing the Shares in such Closing:

6.1    Representations and Warranties.    Except as set forth on the Schedule of Exceptions (as may be amended from time to time prior to each Closing), the representations and warranties made by the Company in Section 3 shall be true and correct as of each Closing.

6.2    Covenants.    All covenants, agreements and conditions contained in the Agreements to be performed by the Company on or prior to the Closing Date shall have been performed or complied with as of the Closing Date.

6.3    Closing Certificate.    The Company shall have delivered to each Investor at the Closing a certificate signed on its behalf by its President, Chief Executive Officer, or Chief Financial Officer certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled and stating that there shall have been no Material Adverse Effect with respect to the Company not previously disclosed to the Investors in writing.

6.4    Proceedings and Documents.    All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Investor and to the Investors’ counsel. At the Initial Closing, the Company shall have delivered to each Investor a certificate signed on its behalf by its Secretary attaching and certifying to the truth and correctness of (1) the Restated Certificate, (2) the bylaws of the Company and (3) the board resolutions adopted in connection with the transactions contemplated by this Agreement and (4) good standing certificates of the Company from each jurisdiction where the Company is authorized to do business.

6.5     Certificate of Designation.    The Certificate of Designation shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware.

6.6    Rights Agreement.    The Company and the Investors shall have executed and delivered the Rights Agreement in substantially the form attached as Exhibit D.

6.7    Voting Agreement.    The Company and parties holding at least a majority of the outstanding Common Stock of the Company shall have executed and delivered the Voting Agreement in substantially the form attached as Exhibit E.

6.8    Amendment of Note and Warrant Purchase Agreement.    The Company, Occam Networks (California), Inc. and investors under the Note and Warrant Purchase Agreement who are committed to funding at least 50% of the Original Commitment, as defined thereunder, shall have executed and delivered an amendment to the Note and Warrant Purchase Agreement in substantially the form attached as Exhibit F.

6.9    Opinion of Company Counsel.    Each Investor shall have received an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Company, dated as of the Closing, in a form reasonably satisfactory to the counsel to the lead Investor.

SECTION 7

Conditions to Company’s Obligation to Close

The Company’s obligation to sell and issue the Shares at a Closing is subject to the fulfillment on or before the Closing of the following conditions, unless waived by the Company:

7.1    Representations and Warranties.    The representations and warranties made by the Investors in Section 4 shall have been true and correct when made.

7.2    Covenants.    All covenants, agreements and conditions contained in the Agreements to be performed by Investors on or prior to the Closing Date shall have been performed or complied with as of the Closing Date.

7.3    Compliance with Securities Laws.    The Company shall be satisfied that the offer and sale of the Shares and the underlying Common Stock shall be qualified or exempt from registration or qualification under all applicable federal and state securities laws.

7.4    Certificate of Designation.    The Certificate of Designation shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware.

7.5     Rights Agreement.    The Company and the Holders (as defined in the Rights Agreement) of the Series A Preferred Stock, shall have executed and delivered the Rights Agreement in substantially the form attached as Exhibit D.

7.6    Voting Agreement.    The Company and parties holding at least a majority of the outstanding Common Stock of the Company shall have executed and delivered the Voting Agreement in substantially the form attached as Exhibit E.

SECTION 8

Miscellaneous

8.1    Amendment.    Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investors that prior to the Initial Closing represent a majority in interest of the Investors as of such time, and following the Initial Closing, the Investors holding a majority of the Common Stock issued or issuable upon conversion of the Shares issued pursuant to this Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that Investors purchasing shares in a Closing after the Initial Closing may become parties to this Agreement in accordance with Section 2.1 without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Investor. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future holder of all such securities, provided, however, that if such amendment adversely affects one or more Investors, but does not so affect all Investors, then the adversely affected Investors must agree to be bound by such amendment. Each Investor acknowledges that by the operation of this paragraph, the holders of a majority of the Common Stock issued or issuable upon conversion of the Shares issued pursuant to this Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

8.2    Notices.    All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile, or otherwise delivered by hand or by messenger addressed:

(a)    if to an Investor, at the Investor’s address or facsimile number as shown on Exhibit A;

(b)    if to any other holder of any Shares or the underlying Common Stock, to such address as such holder have furnished the Company in writing, or until such holder has furnished an address to the Company, then to the last address of the last holder of such shares who has so furnished an address to the Company; or

(c)    if to the Company, one copy should be sent to its address at 77 Robin Hill Road, Santa Barbara, California 93117 or facsimile number at (805) 692-2999 and addressed to the attention of the President, or at such other address or facsimile number as the Company shall have furnished to the Investors; with a copy to Wilson Sonsini Goodrich & Rosati, Professional Corporation at 650 Page Mill Road, Palo Alto, California 94304-1050 and addressed to the attention to Thomas C. DeFilipps and Robert F. Kornegay.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer. Any party may amend its address for receipt of notice by delivering written instructions to the other parties in accordance with this Section 8.2.

8.3    Expenses.    The Company and the Investors shall each pay their own expenses in connection with the transactions contemplated by this Agreement; provided, however, that if the Initial Closing is effected, at the Initial Closing, the Company shall reimburse the reasonable, documented fees and expenses of Fenwick & West, LLP, as counsel to U.S. Venture Partners, the lead Investor, such amount not to exceed $30,000.

8.4    Survival.    The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby for six months from the date of the Initial Closing.

8.5    Successors and Assigns.    This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

8.6    Entire Agreement.    This Agreement, the other Agreements and the exhibits and schedules thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

8.7    Delays or Omissions.    Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

8.8    Severability.    In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties’ intent in entering into this Agreement. Notwithstanding the foregoing, no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

8.9      Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

8.10    Telecopy Execution and Delivery.    A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

8.11    Governing Law, Jurisdiction and Venue.    This Agreement shall be governed in all respects by the internal laws of the State of California, without regard to principles of conflicts of law. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in the County of Santa Clara in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

8.12    Waiver of Potential Conflicts of Interest.    Each of the Investors and the Company acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) may have represented and may currently represent certain of the Investors. In the course of such representation, WSGR may have come into possession of confidential information relating to such Investors. Each of the Investors and the Company acknowledges that WSGR is representing only the Company in this transaction. Each of the Investors and the Company understands that an affiliate of WSGR may also be an Investor under this Agreement or may otherwise be an equity holder of the Company. Pursuant to Rule 3-310 of the Rules of Professional Conduct promulgated by the State Bar of California, an attorney must avoid representations in which the attorney has or had a relationship with another party interested in the representation without the informed written consent of all parties affected. By executing this Agreement, each of the Investors and the Company acknowledges that the terms of this Agreement were negotiated between the Investors and the Company and are fair and reasonable and hereby waives any actual or potential conflict of interest which may arise as a result of WSGR’s representation of such persons and entities, WSGR’s possession of such confidential information and the participation by WSGR’s affiliate in the financing. Each of the Investors and the Company represents that it has had the opportunity to consult with independent counsel concerning the giving of this waiver.

8.13    Waiver of Potential Conflicts of Interest.    Each Investor and the Company is aware that Fenwick & West LLP (“F&W”) (i) has previously performed and may continue to perform certain legal services for the Company unrelated to the matters contemplated by this Agreement and the Rights Agreement, Voting Agreement, First Amendment to the Note and Warrant Purchase Agreement, and Certificate of Designation (the “Related Agreements”) and (ii) in addition to representing certain Investors in connection with the Agreement and the Related Agreements, has previously performed and may continue to perform certain legal services for certain of the Investors in matters unrelated to F&W’s representation in connection with the matters contemplated by this Agreement and the Related Agreements. In connection with such representation, F&W may have obtained confidential information of the Company that could be material to F&W’s representation of the Investors in connection with the negotiation, execution and performance of this Agreement. By signing this Agreement, each Investor and the Company hereby acknowledges that the terms of this Agreement were negotiated between the Investors and the Company and are fair and reasonable and waives any potential conflict of interest arising out of such representation or such possession of confidential information. Each Investor and the Company further represents that it has had the opportunity to be, or has been, represented by independent counsel in giving the waivers contained in this Section 8.13. Each of the Company and U.S. Venture Partners (and affiliates) further acknowledge that they have previously consented to F&W’s representation of the Investors in connection with the matters contemplated by this Agreement and the Related Agreements, which consents are recorded in a letter dated December 12, 2002.

(The remainder of this page is left intentionally blank.)

IN WITNESS WHEREOF, this Series A Preferred Stock Purchase Agreement is executed as of the date first written above.

“COMPANY”

OCCAM NETWORKS, INC. a Delaware corporation

By:	/s/ Howard M. Bailey

Name:	Howard M. Bailey

Title:	Chief Financial Officer

“INVESTOR”

U.S. Venture Partners VII, L.P.
2180 Associates Fund VII, L.P.
USVP Entrepreneur Partners VII-A, L.P.
USVP Entrepreneur Partners VII-B, L.P.
By Presidio Management Group VII, L.L.C.
The General Partner of Each

By:	/s/ Michael P. Maher

Name:	Michael P. Maher

Title:	Attorney-In-Fact

U.S. Venture Partners V, L.P.
USVP V International, L.P.
2180 Associates Fund V, L.P.
USVP V Entrepreneur Partners, L.P.
By Presidio Management Group V, L.L.C.
The General Partner of Each

By:	/s/ Michael P. Maher

Name:	Michael P. Maher

Title:	Attorney-In-Fact

“INVESTOR”

New Enterprise Associates 9, L.P.
By:	NEA Partners 9, L.P.
Its General Partner

By:	/s/ Nancy Dorman

Name:	Nancy Dorman

Title:	General Partner

Norwest Venture Partners VIII, L.P.
NVP Entrepreneurs Fund VIII, L.P.

By:

Name:

Title:

“INVESTOR”

New Enterprise Associates 9, L.P.
By:	NEA Partners 9, L.P.
Its General Partner

By:

Name:

Title:

Norwest Venture Partners VIII, L.P.
NVP Entrepreneurs Fund VIII, L.P.

By:	/s/ George Still

Name:	George Still

Title:	Managing Partner

“INVESTOR”

(Name of Investor)

(Signature)

(Name and title of signatory, if applicable)

EXHIBIT A

SCHEDULE OF INVESTORS

I.	Initial Closing Investors

Investor	Number of Series A Shares	Purchase Price
U.S. Venture Partners VII, L.P.	704,000	$5,280,000.00
2180 Associates Fund VII, L.P.	14,667	$110,002.50
USVP Entrepreneur Partners VII-A, L.P.	7,333	$54,997.50
USVP Entrepreneur Partners VII-B, L.P.	7,333	$54,997.50
U.S. Venture Partners V, L.P.	60,000	$450,000.00
USVP V International, L.P.	3,333	$24,997.50
2180 Associates Fund V, L.P.	1,867	$14,002.50
USVP V Entrepreneur Partners, L.P.	1,467	$11,002.50

2180 Sand Hill Road #300 Menlo Park, CA 94025 Attention: Steven Krausz Fax: (650) 854-3018

New Enterprise Associates 9, L.P.	371,548	$2,786,610.00

2490 Sand Hill Road Menlo Park, CA 94025 Attention: Thomas C. McConnell Fax: (650) 854-9397

Norwest Venture Partners VIII, L.P.	285,952	$2,144,640.00
NVP Entrepreneurs Fund VIII, L.P.	14,207	$106,552.50

525 University Avenue, Suite 800 Palo Alto, CA 94301 Attention: Robert Abbott Fax: (650) 321-8010
Total	1,471,707	$11,037,802.50